Exhibit 99.1

For Immediate Release	Contact:	Bob DeFillippo
September 30, 2010		bob.defillippo@prudential.com
973-802-4149

Prudential Financial to acquire AIG Star and AIG Edison in Japan

NEWARK, N.J. — Prudential Financial, Inc. (NYSE:PRU) announced today that the company has signed a definitive agreement to acquire AIG Star Life Insurance Co., Ltd (“Star”) and AIG Edison Life Insurance Company (“Edison”) from American International Group, Inc. (NYSE: AIG) for a total purchase price of $4.8 billion. The $4.8 billion amount comprises approximately $4.2 billion in cash and $0.6 billion in the assumption of third party debt, substantially all of which is expected to be repaid with excess capital of the acquired entities. Subject to regulatory approval, the transaction is expected to close during the first quarter of 2011. The policies and rights of Star and Edison customers will not be affected by this transaction.

“The addition of these operations to our existing businesses in Japan will increase our presence and give us opportunities to provide our quality service to more customers. We look forward to working with the management and employees of Star and Edison to ensure a smooth transition,” said John Strangfeld, chairman and CEO of Prudential Financial, Inc.

Conference Call

Members of Prudential’s senior management will host a conference call on Thursday, September 30, 2010, at 8:00 a.m. ET, to discuss the company’s acquisition of the Star and Edison businesses with the investment community. An investor presentation to accompany the call will be made available for download on the company’s Investor Relations website at http://www.investor.prudential.com.

The conference call and presentation will be available via live webcast on the Investor Relations web site at: http://www.investor.prudential.com. Please log on fifteen minutes early in the event necessary software needs to be downloaded.

Institutional investors, analysts and other members of the professional financial community are invited to listen to the call and participate in Q&A, by dialing the following numbers:

•	Domestic (U.S.): 800-230-1093 (Toll-free)

•	International: 612-332-0335

All others may dial into the conference call in listen-only mode, by dialing the above numbers.

The web cast will remain on the Investor Relations website for replay through October 15. To listen to a replay of the call beginning at 10:30 a.m. ET on September 30 through October 7, please dial:

•	Domestic (U.S.): 800-475-6701 (Toll-free), Access Code: 172968

•	International: 320-365-3844, Access code: 172968

For questions about the investor conference call and presentation, please contact investor.relations@prudential.com

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with approximately $690 billion of assets under management as of June 30, 2010, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds, investment management, and real estate services. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit http://www.news.prudential.com/